SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
             AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No.1)*


                                 Ultratech, Inc.
                                (Name of Issuer)

                          Common Stock, $.001 par value
                         (Title of Class of Securities)

                                    904034105
                                 (CUSIP Number)

                                December 31, 2006
             (Date of Event Which Requires Filing of this Statement)


          Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:
        [ ] Rule 13d-1(b)
        [X] Rule 13d-1(c)
        [ ] Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------------------------------------------------------
     (1) NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Bluenose Capital Fund (QP), L.P.
-----------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [x]
                                                                      (b) [ ]
-----------------------------------------------------------------------------
     (3) SEC USE ONLY

-----------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    234,611
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    234,611
-----------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
                234,611
-----------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
-----------------------------------------------------------------------------
    (11) PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
                1.01%
-----------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON
                PN
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Bluenose Master Fund, Ltd.
-----------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [x]
                                                                      (b) [ ]
-----------------------------------------------------------------------------
     (3) SEC USE ONLY

-----------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
                Cayman Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    381,489
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    381,489
-----------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
                381,489
-----------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
-----------------------------------------------------------------------------
    (11) PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
                1.64%
-----------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON
                CO
-----------------------------------------------------------------------------

----------------------------------------------------------------------------

     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Intrepid Capital Advisors, LLC
-----------------------------------------------------------------------------

     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [x]
                                                                      (b) [ ]
-----------------------------------------------------------------------------

     (3) SEC USE ONLY
-----------------------------------------------------------------------------

     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    234,611
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    234,611
-----------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
                234,611
-----------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
-----------------------------------------------------------------------------
    (11) PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
                1.01%
-----------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON
                OO
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------

     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Intrepid Fund Management, LLC
-----------------------------------------------------------------------------

     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [x]
                                                                      (b) [ ]
-----------------------------------------------------------------------------

     (3) SEC USE ONLY
-----------------------------------------------------------------------------

     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    381,489
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    381,489
-----------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
                381,489
-----------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
-----------------------------------------------------------------------------
    (11) PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
                1.64%
-----------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON
                OO
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------

     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Steven Shapiro
-----------------------------------------------------------------------------

     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [x]
                                                                      (b) [ ]
-----------------------------------------------------------------------------

     (3) SEC USE ONLY
-----------------------------------------------------------------------------

     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    616,100
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    616,100
-----------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
                616,100
-----------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
-----------------------------------------------------------------------------
    (11) PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
                2.65%
-----------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON
                IN
-----------------------------------------------------------------------------

This statement is filed pursuant to Rule 13d-2(b) promulgated under the Securities Exchange Act of 1934, as amended, with respect to the shares of common stock (the "Common Stock") of Ultratech Inc. (the "Issuer") beneficially owned by the Reporting Persons identified below as of February 7, 2007, and amends and supplements the Schedule 13G originally filed May 15, 2006 (collectively, the "Schedule 13G"). Except as set forth herein, the Schedule 13G is unmodified.

The  names  of  the  persons   filing  this   statement   on  Schedule  13G  are
(collectively, the "Reporting Persons"): Bluenose Capital Fund (QP), L.P. ("BN"), Bluenose Master Fund, Ltd. ("BN Offshore"), Intrepid Capital Advisors, LLC ("ICA"), Intrepid Fund Management, LLC ("IFM") and Steven Shapiro ("Shapiro").

ITEM 4.   OWNERSHIP.

     A. BN
        (a) Amount beneficially owned: 234,611
        (b) Percent of class: 1.01%
        (c) Number of shares as to which such person has:
            (i)   sole power to vote or to direct the vote 0
            (ii)  shared power to vote or to direct the vote 234,611
            (iii) sole power to dispose or to direct the disposition 0
            (iv)  shared power to dispose or to direct the disposition 234,611

          BN has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, ICA, and Mr. Shapiro, the controlling person of ICA. Neither ICA nor Mr. Shapiro directly owns any shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, ICA and Mr. Shapiro may each be deemed to own beneficially the shares owned by BN, and therefore may be deemed to share the power to vote or dispose of the shares owned by BN.

     B. BN Offshore
        (a) Amount beneficially owned: 381,489
        (b) Percent of class: 1.64%
        (c) Number of shares as to which such person has:
           (i)    sole power to vote or to direct the vote 0
           (ii)   shared power to vote or to direct the vote 381,489

           (iii)  sole power to dispose or to direct the disposition 0
           (iv)   shared power to dispose or to direct the disposition 381,489

          BN Offshore has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its investment manager, IFM, and Mr. Shapiro, the controlling person of IFM. Neither IFM nor Mr. Shapiro directly owns any shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, IFM and Mr. Shapiro may each be deemed to own beneficially the shares owned by BN Offshore, and therefore may be deemed to share the power to vote or dispose of the shares owned by BN Offshore.

     C. ICA
        (a) Amount beneficially owned: 234,611
        (b) Percent of class: 1.01%
        (c) Number of shares as to which such person has:
           (i)    sole power to vote or to direct the vote 0
           (ii)   shared power to vote or to direct the vote 234,611
           (iii)  sole power to dispose or to direct the disposition 0
           (iv)   shared power to dispose or to direct the disposition 234,611

          ICA is the general partner of BN. Thus, ICA has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by BN. ICA owns directly no shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, ICA may be deemed to own beneficially the shares owned by BN, and therefore may be deemed to share the power to vote or dispose of the shares owned by BN.

     D. IFM
        (a) Amount beneficially owned: 381,489
        (b) Percent of class: 1.64%
        (c) Number of shares as to which such person has:
           (i)    sole power to vote or to direct the vote 0
           (ii)   shared power to vote or to direct the vote 381,489
           (iii)  sole power to dispose or to direct the disposition 0
           (iv)   shared power to dispose or to direct the disposition 381,489

          IFM is the investment manager of BN Offshore. Thus, IFM has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by BN Offshore. IFM owns directly no shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, IFM may be deemed to own beneficially the shares owned by BN Offshore, and therefore may be deemed to share the power to vote or dispose of the shares owned by BN Offshore.

     E.  Steven Shapiro
        (a) Amount beneficially owned: 616,100
        (b) Percent of class: 2.65%
        (c) Number of shares as to which such person has:
           (i)    sole power to vote or to direct the vote 0
           (ii)   shared power to vote or to direct the vote 616,100
           (iii)  sole power to dispose or to direct the disposition 0
           (iv)   shared power to dispose or to direct the disposition 616,100

          Shapiro, as the Manager of ICA and IFM, has the power to dispose of and vote the Common Stock beneficially owned by BN and BN Offshore. Shapiro does not own any shares of Common Stock directly. By reason of the provisions of Rule 13d-3 of the Act, Shapiro may be deemed to beneficially own the shares beneficially owned by BN and BN Offshore.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
       If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

     By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 13, 2007     /s/ Steven Shapiro
                              ------------------------------------------

                              STEVEN SHAPIRO, individually, as Manager of Intrepid Capital Advisors, LLC, on behalf of of itself and of Bluenose Capital Fund (QP), L.P., as its general partner, and as Manager of Intrepid Fund Management, LLC, on behalf of itself and of Bluenose Master Fund, Ltd., as its investment manager